Exhibit 99.1

Cafepress Inc. Completes Acquisition of Logo’d Softwear, Inc.

LOUISVILLE, KENTUCKY and SAN MATEO, CALIFORNIA – April 9, 2012 – CafePress Inc. (Nasdaq: PRSS) today announced that it has completed the acquisition of substantially all of the assets of Logo’d Softwear, Inc., (www.logosportswear.com), an e-commerce provider of personalized apparel and merchandise for groups and organizations.

In March 2012, CafePress entered into an agreement to acquire substantially all of the assets of Logo’d Softwear. The asset purchase agreement provided for a total initial purchase price of $8.3 million, consisting of $7.5 million in cash and 45,060 shares of CafePress common stock, as well as contingent rights for the principal stockholder to receive up to $8.6 million in future performance-based cash consideration. In addition, in connection with the closing, the Board of Directors of CafePress granted the principal stockholder an option to purchase shares of CafePress common stock with an aggregate value of up to $2.1 million, with vesting based on the achievement of certain performance milestones. The contingent right to future earn-out payments will expire on June 30, 2016.

About CafePress [PRSS]:

CafePress is The World’s Customization EngineTM. Launched in 1999, CafePress empowers individuals, groups, businesses and organizations to create, buy and sell customized and personalized products online using the company’s innovative and proprietary print-on-demand services and e-commerce platform. Today, CafePress’ portfolio of e-commerce websites includes CafePress.com, CanvasOnDemand.com, GreatBigCanvas.com, Imagekind.com, and InvitationBox.com.